Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP REPORTS FOURTH QUARTER RESULTS

HOPKINSVILLE, Ky. (January 31, 2007) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the fourth quarter and the twelve month period ended December 31, 2006. Net income for the fourth quarter ended December 31, 2006, was $895,000, or $0.25 per share basic and diluted, compared with net income of $1,051,000, or $0.29 per share basic and $0.28 per share diluted for the fourth quarter in 2005. Net income for the twelve months ended December 31, 2006, was $3,957,000, or $1.09 per share basic and $1.08 per share diluted, compared with net income of $4,130,000, or $1.13 per share basic and $1.13 per share diluted, for the twelve months ended December 31, 2005.

Commenting on fourth quarter and full year results, John E. Peck, President and Chief Executive Officer stated, “For 2006, the Company’s year to date net income declined $173,000 from the previous year. This decline was influenced by a $328,000 gain on the sale of the Company’s data processing provider in 2005. Despite a very difficult interest rate environment, the Company’s net interest margin improved during the year. Asset quality remains impressive as the Company’s non-performing asset ratio is 0.15% and commercial loan demand is strong.”

Commenting further, Mr. Peck stated, “In 2006, the Company’s focus has been on establishing a market presence in new, fast growing markets. This growth has resulted in an increase in many operating expenses, including intangible amortization, salaries and facilities expense. However, the Company believes its long-term future rest with its ability to participate in the economic growth of the entire region. Therefore, the Company has decided to establish a retail-banking network in areas with the highest growth prospects. The Company’s expansion into new markets is almost complete. On December 15, 2006, the Company opened its first retail banking office in Clarksville, Tennessee, and plans on opening two more offices late in the second quarter. The Company’s purchase of four offices from AmSouth in June 2006 has resulted in improved levels of liquidity and non-interest income.

“In addition, at December 31, 2006, total assets increased to $770.9 million compared with $639.6 million at December 31, 2005, deposits increased to $569.4 million compared with $482.7 million at December 31, 2005, while net loans increased to $495.0 million compared with $397.3 million at December 31, 2005.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has fifteen offices in western Kentucky and Middle Tennessee, Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions located in Murray, Kentucky, and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

-MORE-

4155 Lafayette Road, Hopkinsville, KY 42240

HFBC Reports Fourth Quarter Results

January 31, 2007

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Earnings Summary
Interest income on loans	$9,099	$6,183	$31,861	$22,006
Interest income on taxable investments	2,065	1,911	7,935	6,868
Interest income on non taxable investments	125	156	526	673
Interest income on time deposits	243	39	346	119

Total interest income	11,532	8,289	40,668	29,666

Interest expense on deposits	5,060	3,484	16,905	11,909
Interest on subordinated debentures	192	173	734	680
Interest on repurchase agreements	196	—	553	—
Interest on borrowed funds	1,390	818	5,021	2,885

Total interest expense	6,838	4,475	23,213	15,474

Net interest income	4,694	3,814	17,455	14,192
Provision for loan losses	294	350	1,023	1,250

Net interest income after provision for loan losses	4,400	3,464	16,432	12,942

Non-interest income:
Gain on sale of investments	9	—	51	379
Gain on sale of loans	31	28	141	138
Service charges	996	868	3,322	2,462
Income from financial services	290	79	732	498
Income from Bank owned life insurance	63	64	263	260
Other	365	249	1,256	795

Total non-interest income	1,754	1,288	5,765	4,532

-MORE-

HFBC Reports Fourth Quarter Results

January 31, 2007

HOPFED BANCORP, INC.

Selected Financial Data

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Non-interest expense:
Salaries and benefits	$2,412	$1,535	$8,280	$5,906
Occupancy expense	591	318	1,726	1,038
Data processing expense	444	294	1,556	1,115
State deposit tax expense	119	83	465	437
Intangible amortization	240	94	670	378
Advertising expense	206	130	761	620
Professional services expense	387	334	1,496	855
Other operating expenses	438	493	1,560	1,251

Total non-interest expense	4,837	3,281	16,514	11,600

Net income before income taxes	1,317	1,471	5,683	5,874
Income tax expense	422	420	1,726	1,744

Net income	895	1,051	3,957	4,130

Earnings per share—basic	$0.25	$0.29	$1.09	$1.13

Earnings per share—diluted	$0.25	$0.28	$1.08	$1.13

Dividend per share	$0.12	$0.12	$0.48	$0.48

Weighted average shares outstanding—Basic	3,621,572	3,648,670	3,634,138	3,644,178

Weighted average shares outstanding—Fully diluted	3,647,419	3,673,565	3,659,666	3,669,918

	As of
	December 31, 2006	December 31, 2005
Total assets	$770,888	$639,589
Loans, receivable, gross	499,438	401,314
Securities available for sale	183,339	172,890
Required investment in FHLB stock	3,639	3,211
Securities held to maturity	18,018	18,183
Allowance for loan losses	4,470	4,004
Total deposits	569,432	482,728
Total borrowings	123,931	103,482
Stockholder’s equity	52,319	49,842
Book value	$14.42	$13.66
Allowance for loan loss/Gross loans	0.89%	1.00%
Non performing assets/Total assets	0.15%	0.19%
Non accrual or 90 days past due/Total loans	0.14%	0.25%

- END -